Exhibit 99.01

Contact:

Meg McElroy - Shareholder Relations	301.366.4960
Deanne Eagle - Media Relations	917.837.5866
Susan Roush – Investor Relations	818-222-8330

NEURALSTEM ANNOUNCES 2010 FINANCIAL RESULTS, PROVIDES UPDATE

ROCKVILLE, Maryland, March 16, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) today provided a financial and business update for the year ended December 31, 2010.
“2010 was a year of steady advancement for Neuralstem, both in the clinic and with the development of our small molecule drug program. We transplanted nine patients in our ALS trial and we filed an IND with the FDA for a second indication, chronic spinal cord injury, which we expect to begin a Phase I trial with in 2011. We plan to file an IND for a third cell therapy to treat chronic motor disorders from stroke later this year,” said Richard Garr, CEO and President of Neuralstem. “Another highlight of 2010 was receiving FDA approval for our first small molecule drug trial, to treat major depression. We began dosing patients in February 2011 and are aiming for completion of Phases Ia and Ib by year-end. Internationally, we continued our progress toward clinical trials, concentrating on spinal cord injury in the Czech Republic and India; stroke in Taiwan, and Huntington’s disease in Germany. 2011 should see the first Neuralstem trials commence in India and Europe. We also opened our subsidiary in China and continued to support our Korean partner, CJ Cheil Jedang Corporation, toward launching clinical trials in its key markets.”

Business Highlights for 2010
•
January 2010 marked the historic date when the first ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig's disease) patient was treated with Neuralstem’s spinal cord stem cells at Emory University, in Atlanta.

•	In April, CNN, with Dr. Sanjay Gupta, broadcast the first footage of Neuralstem’s cell therapy procedure, during the ongoing ALS trial, in a segment entitled “Stem Cell Medical Breakthrough.”

•
Smooth progress of the ALS Phase I clinical trial continued throughout 2010. The clinical trial moved from nonambulatory to ambulatory patients with the second cohort of patients in May. In all nine patients were dosed in 2010.

•
In June, Neuralstem announced the formation of its wholly owned subsidiary, Neuralstem China (Suzhou Neuralstem Biopharmaceutical Company, Ltd.), where the company has leased office and lab space, including a therapeutic-level manufacturing space to grow Neuralstem stem cells, in anticipation of conducting clinical trials in the People's Republic of China.

•
In September, Neuralstem filed an Investigational New Drug (IND) application with the FDA for its second cell therapy clinical trial utilizing the company’s spinal cord stem cells to treat chronic spinal cord injury (cSCI). The Phase I is structured as a multicenter trial that will enroll up to 16 cSCI patients.

•
In September, the company announced preclinical data for motor disorders from stroke, presented by Neuralstem collaborator, Dr. Shinn-Zong Lin, MD, PhD of the China Medical University Hospital of Taiwan, at the Stem Cells USA & Regenerative Medicine Conference in Philadelphia. Dr. Lin demonstrated that Neuralstem’s spinal cord stem cells survived in rat brains affected by stroke and differentiated predominantly into neurons, and that the transplanted animals showed significant improvement in motor skill and strength measurements.

•
In November, Neuralstem was awarded three Federal grants, totaling $733,438, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects. The funds were allocated to advance three programs: the ongoing ALS stem cell trial; the small molecule drug program; and a program, which is focused on engineering Neuralstem’s spinal cord neurons to over-express molecules that could be beneficial in treating ALS and other indications.

•
In December 2010, approximately one month after filing the IND, Neuralstem received FDA approval to commence a Phase Ia safety trial for major depression with its lead small molecule neurogenic compound, NS-189. The neurogenic drug program is based on Neuralstem’s proprietary neural stem cell screening approach as a source for discovering novel compounds that affect complex stem cell biology rather than a single molecular target. This proprietary, first-in-class, orally administered drug stimulates new neuron, or neurogenic, growth in the hippocampus. The company announced it believes that this neurogenic approach to brain self-repair may be applicable in multiple diseases in addition to major depression, including: Alzheimer’s disease, mild cognitive impairment, dementia, schizophrenia, cognitive complications from diabetes, post-traumatic stress syndrome and traumatic brain injury.

•
Subsequent events: In late 2010, Neuralstem discovered what the company believes to be a previously unnamed co-inventor and co-owner of the patents being asserted against the company by StemCells Inc. in various patent infringement actions.  In January 2011, the company executed a non-exclusive license with the co-owner/co-inventor encompassing a number of patents, including all of the patents asserted by StemCells Inc.

Results of Operations for the Year Ended December 31, 2010:

•
In November 2010, we were awarded three Federal grants, totaling $733,438 through the Patient Protection and Affordable Care Act. As of December 31, 2010, we have received $575,406 of the grant.  We received the balance of the funds during the first quarter of 2011.  These grants are one-time only grants and are not recurring.  The Company did not have revenues for the twelve months ended December 31, 2009

•
Net loss for 2010 was $18,387,300, or $0.42 per share, compared with a net loss of $10,364,363, or $0.30 per share, for 2009.  Net cash used in operating activities increased to $9,981,244 in 2010 from $5,144,820 in 2009.

•	Cash, cash equivalents and short term investments at December 31, 2010, totaled $9,261,233, compared with $2,309,774 at December 31, 2009. At March 2, 2011, the company had $9.7 million in cash.

•
Research and development expenses for 2010 and 2009 were $9,163,810 and $5,346,904, respectively. The increase of $3,816,906 from 2009 to 2010 was primarily attributable to the costs in 2010 of beginning clinical trials for ALS; completing the application to the FDA to begin clinical trials on our small molecule compound NS-189 for Depression and our stem cells for chronic spinal cord injury and the development of proof of principle for new applications for our stem cells.

•
General and administrative expenses for 2010 and 2009 were $6,623,758 and $5,030,981, respectively. The increase of $1,592,777 from 2009 to 2010 was primarily attributable to rising legal costs and an increase in non-cash stock based compensation expense.

•
Non-operating expense for 2010 was $3,202,419, compared with non-operating income of $102,186 in 2009. The largest factor influencing the expense in 2010 was a net increase in the fair value of warrants accounted for as derivatives due to share price increase, offset by somewhat higher cash balances and low short term interest rates affecting interest income.

About Neuralstem
Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced a Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010.

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Neuralstem, Inc.

Balance Sheets

	December 31,	December 31,
	2010	2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,261,233	$2,309,774
Prepaid expenses	246,887	143,600
Other current assets	322,127	-

Total current assets	9,830,247	2,453,374

Property and equipment, net	200,084	196,755
Intangible assets, net	500,154	301,560
Other assets	60,875	55,716

Total assets	$10,591,360	$3,007,405

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,032,931	$791,607
Accrued bonus expense	453,240	769,215
Fair value of warrant obligations	1,250,839	-

Total current liabilities	2,737,010	1,560,822

LONG-TERM LIABILITIES

Fair value of warrant obligations	-	6,462,039

Total liabilities	2,737,010	8,022,861

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 46,897,529 and 35,743,831 shares outstanding in 2010 and 2009 respectively	468,975	357,438
Additional paid-in capital	93,339,506	62,193,937
Accumulated deficit	(85,954,131)	(67,566,831)
Total stockholders' equity (deficit)	7,854,350	(5,015,456)

Total liabilities and stockholders' equity (deficit)	$10,591,360	$3,007,405

Statements of Operations

	Twelve Months
	Ended December 31,
	2010	2009

Grant revenues	$733,438	$-

Operating expenses:
Research and development costs	9,163,810	5,346,904
General and administrative expenses	6,623,758	5,030,981
Depreciation and amortization	130,751	88,664
	15,918,319	10,466,549
Operating loss	(15,184,881)	(10,466,549)

Nonoperating (expense)income:
Interest income	59,277	19,614
Interest expense	(2,662)	(776)
Warrant issuance and modification expense	(1,906,800)	-
(Loss) gain from change in fair value adjustment of warrant obligations	(1,352,234)	83,348
Total nonoperating (expense) income	(3,202,419)	102,186

Net loss attributable to common shareholders	$(18,387,300)	$(10,364,363)

Net loss per share - basic and diluted	$(0.42)	$(0.30)

Weighted average common shares outstanding - basic and diluted	43,466,074	34,280,882